Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP

Four Embarcadero Center, 22nd Floor | San Francisco, CA 941111 | tel 415.983.1000 | fax 415.983.1200

MAILING ADDRESS: P. O. Box 7880 | San Francisco, CA 94120-7880

June 4, 2013

Clearwater Paper Corporation

601 West Riverside, Suite 1100

Spokane, Washington 99201

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as counsel for Clearwater Paper Corporation, a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of up to $275,000,000 aggregate principal amount of the Company’s 4.50% Senior Notes due 2023 (the “Notes”) and the related guarantees (the “Guarantees”) of the Notes by the guarantors listed on Exhibit A attached hereto (the “Guarantors”). The Notes and the Guarantees will be issued under an Indenture, dated as of January 23, 2013 (the “Company Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

We have reviewed and are familiar with such corporate proceedings and satisfied ourselves as to such other matters as we have deemed necessary for the opinions expressed in this letter. In such review, we have assumed the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the genuineness of all signatures, and that the Indenture has been duly authorized, executed and delivered by the Trustee.

On the basis of the assumptions and subject to the qualifications and limitations set forth herein, we are of the opinion that, when the Notes have been duly executed, authenticated, issued and delivered and the Guarantees of each Guarantor have been executed, issued and delivered in accordance with the Indenture and the authorization thereof by the Company’s Board of Directors and the Board of Directors or other governing body of each Guarantor, as applicable, and as contemplated by the Registration Statement, (a) the Notes will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms and (b) the Guarantee of each Guarantor will constitute the valid and legally binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms.

Our opinions set forth above are subject to and limited by the effect of (a) applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, receivership, conservatorship, arrangement, moratorium and other laws affecting the rights of creditors generally, (b) general equitable principles and (c) requirements of reasonableness, good faith, fair dealing and materiality.

We have assumed that at or prior to the time of the issuance of the Notes, the Registration Statement, including any amendments thereto, will be effective under the Act, the Indenture will have been duly qualified under the Trust Indenture Act of 1939, the Company’s Board of Directors (and its designees) shall not have rescinded or otherwise modified its authorization of such issuance and the Board of Directors or other governing body of each Guarantor shall not have rescinded or otherwise modified its authorization of the Guarantee of such Guarantor.

The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware and the law of the State of New York, in each case as in effect on the date hereof. Insofar as the opinions expressed herein relate to or are dependent upon the law of the State of Minnesota, we relied exclusively on the opinion of Oppenheimer Wolff & Donnelly LLP, dated June 4, 2013, subject to the assumptions, limitations and qualifications set forth therein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP

PILLSBURY WINTHROP SHAW PITTMAN LLP

Exhibit A

1.	Cellu Tissue Holdings, Inc., a Delaware corporation

2.	Cellu Tissue Corporation–Natural Dam, a Delaware corporation

3.	Cellu Tissue Corporation–Neenah, a Delaware corporation

4.	Cellu Tissue LLC, a Delaware limited liability company

5.	Clearwater Paper – Wiggins, LLC, a Delaware limited liability company

6.	Menominee Acquisition Corporation, a Delaware corporation

7.	Cellu Tissue–Thomaston, LLC, a Delaware limited liability company

8.	Cellu Tissue–Long Island, LLC, a Delaware limited liability company

9.	Cellu Tissue Corporation–Oklahoma City, a Delaware corporation

10.	Cellu Tissue–CityForest, LLC, a Minnesota limited liability company

11.	Clearwater Fiber, LLC, a Delaware limited liability company